Exhibit 99.1

Tweeter Home Entertainment Group Reports Sales For Its Third Fiscal Quarter Ending June 30, 2003

• Comparable store sales declined 10% for the quarter, improving as the quarter progressed

• Comparable store sales excluding the Sound Advice chain were down 11%, 9% and 4% for April, May and June, respectively

• New marketing strategy having a positive impact on business trends except for the Florida and Arizona markets

• Inventory levels drop by $10 million over prior quarter; Long-term debt reduced by $18 million over prior quarter

CANTON, MA, July 3, 2003 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results for its third fiscal quarter ended June 30, 2003. Total revenue decreased 3% to $170 million from $175 million in the same period last year. Comparable store sales decreased 10%.

Jeffrey Stone, President and Chief Executive Officer, said, “Historically, we have predominately been a radio advertiser with the exception of the Florida and Arizona markets. In March and April we tested a print insert strategy for one week during each month. Overall, we saw a double-digit trend change as a result of the strategy implementation during each of these test weeks, compared to the trends of the non-print insert weeks. Beginning Memorial Day weekend, we converted our media strategy to print inserts and have seen a continuation of this improved trend compared to the trends that we were experiencing during the February through April period.”

In all markets except Florida and Arizona, comp sales were down 11% in April, down 9% in May, and down 4% in June for a quarter comp of down 8%. In Florida and Arizona, also beginning Memorial Day weekend, we limited the level of discounting and eliminated some of the ROP advertising, matching what we were doing elsewhere in the country. As Florida and Arizona account for approximately 25% of our total revenue, we clearly need to evolve the strategy we employ in these markets, as we actually hurt sales with some of these changes. While gross margins for the Florida and Arizona regions did improve by approximately 140 basis points for the month of June compared to the prior year, this was not enough to offset the overall decline in gross profit dollar contribution resulting from the sharp decline in sales.”

Stone continued, “With positive trend changes in all regions except for Florida and Arizona, which already employed a print strategy, we believe that the initial results from the change in marketing strategy are largely successful.”

Joe McGuire, Chief Financial Officer, said, “We continued to improve both our debt and inventory positions during the quarter. Long-term debt will finish at approximately $50 million,

and inventory declined by over $10 million during the quarter, to finish at just under $136 million. Both numbers are slightly better than plan. “

McGuire continued, “We previously announced expectations of EPS between ($0.10) and ($0.17) and comparable sales at between negative 6% and negative 10%. Given our total comp of negative 10%, we expect EPS to come in at approximately ($0.17) per share.

The company plans to release earnings for the quarter on Thursday, July 24, 2003 at 8:00am EDT. There will be a conference call to discuss the release at 10:30am EDT that same day. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00am on Thursday, July 24, 2003. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Monday, July 28, 2003 at 5:00pm.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The Company’s fiscal 2002 revenues were $796 million. Tweeter was named “Consumer Electronics Retailer of the Year” four out of the past seven years by Audio-Video International, “1999 Retail Leader” by TWICE, and awarded Dealerscope’s 1999 Dealer’s Pride award. Tweeter Home Entertainment Group, Inc. now operates 177 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The Company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s website at www.twtr.com.

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For further information, contact Kate Monaghan at (781) 830-3324; fax (781) 830-3223 or email at kmonaghan@twtr.com.

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     Certain statements and projections contained in this press release, including, without limitation, statements containing the words “expects,” “plans,” “anticipates,” “believes,” or words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including risks associated with sales and margin trends continuing as Tweeter’s market strategy evolves, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, risks associated with financing for Tweeter’s business model, risks associated with the accuracy of projecting EPS of ($0.17) and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 17, 2002 (copies of which may be accessed through the SEC’s web site at http:\\www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements projections.